Exhibit 10.10

November 21, 2018

Dear Keith:

Position. We are very pleased to offer you the position of Chief Financial Officer of Pliant Therapeutics, Inc., a Delaware corporation (the “Company”), with an employment commencement date of not later than December 31, 2018. You will have the normal duties, responsibilities and authority of an executive serving in the position of Chief Financial Officer, subject to the direction of and reporting to the Chief Executive Officer of the Company. You agree that you will devote your best efforts and your full business time to the business and affairs of the Company and its subsidiaries, and you will be expected to be present during regular business hours. Your work location will be at the Company’s offices at 260 Littlefield Avenue, South San Francisco, CA 94080. This is a full time exempt position.

Base Salary. We are offering you starting compensation at the annual salary of $340,000 less applicable withholdings and deductions. Wages are paid semi-monthly in accordance with the Company’s normal payroll procedures.

Annual Cash Incentive Bonus. Beginning with calendar year 2019, you will be eligible to earn an annual cash incentive bonus based upon the achievement of annual performance goals or objectives established and measured by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) in its sole discretion. You will have a target annual incentive bonus opportunity equal to 30% of your annual base salary, payable in accordance with the Company’s annual cash incentive bonus program, as may be amended from time to time (but in no event shall any actual bonus be paid later than March 15th of the calendar year immediately following the year for which such compensation is earned). Actual bonus awards may pay below or above your target opportunity, including a zero payout, based on your and the Company’s achievement of the applicable performance goals or objectives.

IPO/Private Financing Bonus. Subject to your commencement of employment with the Company on or prior to December 31, 2018, you will be eligible to receive a performance-based bonus equal to $250,000 (less applicable withholdings and deductions) based on the successful completion of an initial public offering of the Company on The NASDAQ (“IPO”) or, a Series C preferred stock financing at a valuation and in an aggregate amount to be established by the Board in its sole discretion (a “Private Financing”), in each case which has closed before the one (1) anniversary of your employment commencement date; provided, however, that in lieu of a Private Financing, at the determination of the Board in its sole discretion, such bonus may be payable upon the consummation of a collaboration agreement in which the Company receives a significant non-dilutive, non-refundable, non-creditable up-front payment. The bonus payable pursuant to this paragraph will be paid as soon as practicable following the completion of the IPO, Private Financing, or collaboration, as applicable (but in any event no later than the March 15th of the calendar year immediately following the year in which the IPO, Private Financing, or collaboration closes and the compensation is deemed earned for tax purposes).

Sign-On Cash Bonus. Subject to your commencement of employment with the Company on or prior to December 31, 2018, you will receive a sign-on bonus equal to $100,000 (“Sign-On Bonus”) less applicable withholdings and deductions. The Sign-On Bonus will be paid to you within 30 days following your commencement of employment with the Company. Notwithstanding anything herein to the contrary, if the Company terminates your employment for cause or you resign from the Company for any reason, in each case, prior to the one-year anniversary of your employment commencement dale, you will repay to the Company the Sign-On Bonus within ten (10) days of your termination of employment; provided, further, to the extent permitted by applicable law and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if you are required to repay the Sign-On Bonus, then the Company will be entitled to offset the required repayment amount against any compensation or other amounts due from the Company to you.

For the purpose of this letter, “cause” means that the Board has determined, in its reasonable good faith judgment, that you have engaged in any of the following: (i) any act of embezzlement, fraud, theft or misappropriation including without limitation with respect to any asset or property of the Company; (ii) gross negligence, willful misconduct or material neglect of duties or breach of fiduciary duty to the Company; (iii) material failure to use good faith efforts to satisfactorily perform your duties (which failure continues after you have been given notice by the Company) or to follow the reasonable and lawful directions of the Board; (iv) violation of federal or state securities laws as it relates to any of the Company’s securities; (v) material breach of an employment, consulting or other agreement with the Company that the Company and you have entered into or any personnel policy of which you have been made aware after notice and opportunity to cure if such breach is curable; or (vi) conviction of a felony, or any crime involving moral turpitude.

Incentive Compensation. In addition, if you decide to join the Company, it will be recommended at the first meeting of the Board following the commencement of your employment that the Company grant you an option to purchase shares of the Company’s Common Stock representing approximately 1.25% of the outstanding shares of Company Common Stock as of the date hereof, calculated assuming the conversion and/or exercise of all outstanding securities directly or indirectly convertible and/or exercisable into shares of Company Common Stock and all shares of Company Common Stock then available for issuance under the Company’s 2015 Equity Incentive Plan and at a price per share equal to the fair market value per share of such Common Stock on the date of grant, as determined by the Board (the “Option”). Twenty-five percent (25%) of the shares subject to the Option on the date of grant shall vest on the one-year anniversary of the commencement date of your employment (the “Vesting Commencement Date”), and l/48th of the shares subject to the Option on the date of grant shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (or if there is no corresponding day, on the last day of such month), subject to your continuing to be an employee of the Company through each such date. Your Option shall be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and form of Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that Company Common Stock is delivered to you upon the exercise of the Option, nor does the Option confer any right to continue vesting or employment.

Severance. In the event your employment is terminated by the Company without cause, you will be eligible to receive 12 months of base salary continuation following your termination of employment, subject to your execution and non-revocation of a customary release of claims in favor of the Company within 52 days following your termination of employment (or such shorter period of time as provided for in the release of claims). This severance shall be paid in accordance with the Company’s normal payroll schedule, subject to any delay in payment required under Section 409A of the Code.

Employee Benefits. You will be eligible to participate in the Company’s standard employee benefits including medical, dental, life, 401(k), accidental life and dismemberment, and disability benefits, as in effect from time-to-time. Certain participation costs for our employee benefit programs are borne by our employees. Participation in our employee benefit programs is subject to the terms of the underlying plans and requirements established by the group insurance carriers. The Company reserves the right to discontinue or amend its employee benefits, including group insurance programs, from time to time in its sole discretion. Participation in any benefit program is not to be regarded as assurance of continued employment for any particular period of time.

No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position with the Company, and you represent that such is the case.

Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies which may change from time to time in accordance with applicable laws. Such policies may include, without limitation, stock ownership guidelines, clawback policies, insider trading policies and policies regarding hedging or pledging of Company Common Stock.

Confidential Information/Nondisclosure/Nonsolicitation of Employees. As a condition of your employment with the Company. you will be required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed (the “Confidentiality Agreement”). For the avoidance of doubt, nothing contained in this letter or the Confidentiality Agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Further, nothing in this letter or the Confidentiality Agreement shall limit your ability under applicable law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure or (iii)

communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

Dispute Resolution Arbitration. As a condition of your employment, you must sign the enclosed Mutual Arbitration Agreement which you should carefully review. Also enclosed are the related JAMS Rules.

At-Will Employment. Your employment is at will, which means that either you or the Company can terminate your employment with the Company at any time with or without notice and with or without cause. Nothing in this letter or the Offer Package Documents (as defined below) shall be construed to alter the at-will nature of your employment relationship with the Company. In addition, nothing in this letter prohibits the Company from terminating or modifying any of its compensation or benefits programs at any time.

Conditions to Employment. The Company reserves the right to conduct background investigations and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such background investigations and reference checks. For purposes of federal immigration law, you are required, as a condition of employment, to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

Severability. Should any provision contained in this letter be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

Enclosures. The Confidentiality Agreement, the Mutual Arbitration Agreement and the Background Check Consent Form are collectively referred to as the “Offer Package Documents.”

Acceptance of Offer. To accept the Company’s offer of employment, please sign and date this letter in the space provided below and return it to me no later than the date specified below along with the Offer Package Documents. A duplicate original of this letter is enclosed for your records.

Entire Agreement. This letter, along with the Offer Package Documents, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and the Company’s Chief Executive Officer. This offer of employment will terminate if it is not accepted, signed and returned by November 30, 2018.

Section 409A of the Code. The payments provided hereunder are intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. The payments hereunder are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and each payment hereunder is designated as a separate payment for such purposes. Notwithstanding any other provision hereof, to the extent any payments (including the provision of benefits) hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code, the payment shall be paid (or provided) in accordance with the following: (i) if you are a “specified employee” within the meaning of Section 409A of the Code on your termination date, then no such payment shall be made during the period beginning on the termination date and ending on the date that is six months following the termination date or, if earlier, on the date of your death, if the earlier making of such payment would result in tax penalties being imposed on you under Section 409A of the Code and (ii) if the period during which you may execute a release of claims in order to receive severance hereunder commences in one calendar year and ends in a subsequent calendar year, such severance will be paid or provided in the subsequent calendar year in accordance with Section 409A of the Code.

We look forward to your favorable reply and to working with you.

Sincerely,

/s/ Bernard Coulie
Bernard Coulie, M.D., Ph.D. President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Keith Cummings

Printed Name:	Keith Cummings

Date:	November 29, 2018

Enclosures: Duplicate Letter; Confidential Information and Invention Assignment Agreement; Mutual Arbitration Agreement; JAMS Rules; Background Check Consent Form